Exhibit 10.2

2013 STOCK INCENTIVE PLAN

STOCK OPTION AGREEMENT

SciQuest, Inc., a Delaware corporation (the “Company”), hereby grants as of the grant date noted below (the “Grant Date”) to the optionee named below (the “Optionee”) an option (this “Option”) to purchase the total number of shares shown below of Common Stock of the Company (“Shares”) at the exercise price per share set forth below (the “Exercise Price”), subject to all of the terms and conditions on the reverse side of this Stock Option Agreement and the SciQuest, Inc. 2013 Stock Incentive Plan (the “Plan”). Unless otherwise defined herein, capitalized terms used herein shall have the meanings ascribed to them in the Plan. The terms and conditions set forth on the reverse side hereof and the terms and conditions of the Plan are incorporated herein by reference.

Shares Subject to Option:	Exercise Price Per Share:
Vesting Start Date:	Option Expiration Date:
Grant Date:	Type of Option Intended:

Vesting:

Shares subject to issuance under this Option shall be eligible for exercise according to the vesting schedule described in Section 1 on the reverse of this Stock Option Agreement.

Forfeiture:

Rights and benefits under this Option are subject to forfeiture. See Section 1(e) on the reverse side hereof.

IN WITNESS WHEREOF, this Stock Option Agreement has been executed by the Company by a duly authorized officer as of the date specified hereon. SCIQUEST, INC.	Optionee hereby acknowledges receipt of a copy of the Plan, represents that Optionee has read and understands the terms and provisions of the Plan, and accepts this Option subject to all of the terms and conditions of the Plan and this Stock Option Agreement. Optionee acknowledges that there may be adverse tax consequences upon exercise of this Option or disposition of Shares purchased by exercise of this Option, and that Optionee should consult a tax adviser prior to such exercise or disposition.

By:

Title:

[Name of Optionee]

1 Vesting and Exercise of Shares. Subject to the terms of the Plan, this Stock Option Agreement and the Exercise Agreement (as defined in Section 4(a) below), the Optionee shall be entitled to purchase, pursuant to the exercise of this Option and only prior to the Option Expiration Date, the percentage of the Shares subject to this Option shown below based upon the Continuous Service of the Optionee from the Vesting Start Date of this Option (as noted hereon) at the time of exercise:

Vesting Schedule:
Percentage Vested:	Continuous Service:
0%	Less than 12 months
(25 + ((X-12) * 2.083))% where “X” is the number of whole months of Continuous Service from the Vesting Start Date	At least 12 months, but not 48 months
100%	48 or more months

If the above calculation of Shares available for purchase through exercise of this Option would result in a fraction, any fraction will be rounded to zero. To the extent that this Option has been exercise with respect to the Shares, no further exercise may be made with respect to such Shares.

2 Restrictions on Exercise. This Option may not be exercised, unless such exercise is in compliance with the Securities Act of 1933, as amended, and all applicable state securities laws, as they are in effect on the date of exercise, and the requirements of any stock exchange or national market system on which the Company’s Shares may be listed at the time of exercise. Optionee understands that the Company is under no obligation to register, qualify or list the Shares subject to this Option with the Securities and Exchange Commission (“SEC”), any state securities commission or any stock exchange to effect such compliance. Also, this Option may not be exercised within the first six (6) months of the Grant Date noted hereon (except in situations otherwise allowed by this Option and Section 7(e)(8)(B) of the FLSA) if the Optionee is currently, at the time of exercise, or has been at any time within the two (2) year period immediately preceding exercise, a non-exempt (as defined in the Fair Labor Standards Act) employee of the Company.

3 Termination of Option. Except as provided below in this Section, this Option shall be immediately forfeited, along with any and all rights or subsequent rights related hereto, and may not be exercised after the date which is ninety (90) days after the Optionee’s “Termination Date” (the date on which Optionee ceases to be in the Continuous Service (as defined in the Plan) of the Company, or any Parent or Subsidiary), or, if earlier, the Option Expiration Date. Prior thereto, this Option shall continue to be exercisable, but only to the extent that it is vested on the Termination Date. The Board shall have complete and absolute discretion to determine an Optionee’s Termination Date.

(a) Early Termination for Cause. If Optionee ceases to perform services for the Company, or any Parent or Subsidiary, for Cause, this Option shall immediately be forfeited, along with any and all rights or subsequent rights related hereto, as of the Optionee’s Termination Date, or, if earlier, the Option Expiration Date. For this purpose, “Cause” shall be defined as set forth in a written employment agreement between the Optionee and the Company in existence as of the Grant Date, or, if no such written agreement exists or if “Cause” is not defined in such written employment agreement, “Cause” shall be defined as set forth in the Plan, or, if not defined in the Plan, “Cause” shall mean actions or omissions harmful to the Company, as determined by the Board in its complete and absolute discretion.

(b) Death. If Optionee ceases to perform services for the Company, or any Parent or Subsidiary, as a result of the death of Optionee, this Option shall immediately be forfeited, along with any and all rights or subsequent rights related hereto, as of the one year anniversary of the Optionee’s Termination Date, or, if earlier, the Option Expiration Date. Prior thereto, this Option shall continue to be exercisable, but only to the extent that it is vested on the Termination Date.

(c) Disability. If Optionee ceases to perform services for the Company, or any Parent or Subsidiary, as a result of the disability (within the meaning of Code §22(e)(3)) of Optionee (as determined by the Board in its complete and absolute discretion), this Option shall immediately be forfeited, along with any and all rights or subsequent rights related hereto, as of the one year anniversary of the Optionee’s Termination Date, or, if earlier, the Option Expiration Date. Prior thereto, this Option shall continue to be exercisable, but only to the extent that it is vested on the Termination Date.

(d) No Right to Employment or Other Relationship. Nothing in the Plan or this Stock Option Agreement shall confer on Optionee any right to continue in the employ of, or other relationship with, the Company, or any Parent or Subsidiary, or limit in any way the right of the Company, or any Parent or Subsidiary, to terminate Optionee’s employment or other relationship at any time, with or without cause.

2013 Stock Incentive Plan Stock Option Agreement

(e) Condition to Exercise & Possible Forfeiture. Notwithstanding the foregoing, the Optionee’s ability to exercise this Option on or after the Optionee’s Termination Date shall be contingent upon the Optionee’s execution, compliance and non-revocation of a Separation and Release Agreement approved by the Company whereby the Optionee releases the Company from any and all liability and claims of any kind. Furthermore, Optionee does hereby agree that this Option shall immediately be forfeited, along with any and all rights or subsequent rights related hereto, if Optionee engages in any of the Forfeiture Activities (as defined in the Plan), and that if, subsequent to the exercise of this Option, Optionee engages in any of the Forfeiture Activities, then the Company shall have the right (but not the obligation) at any time after the Optionee engages in any of the Forfeiture Activities to rescind the exercise, payment and delivery of the Shares as follows: (A) the Company may repurchase any Shares purchased pursuant to the exercise of this Option which the Optionee may then possess at a per Share price equal to the Exercise Price (as noted on the reverse side of this Agreement), and (B) the Company shall be entitled to request that Optionee forfeit and return to the Company any profits (amounts received in excess of the exercise price paid by the Optionee for the Shares) which Optionee received at the time of Optionee’s disposition of any Shares purchased pursuant to the exercise of this Option, and, upon such request, Optionee shall forfeit and return to the Company any such profits within ten (10) calendar days of notice from the Company. OPTIONEE ACKNOWLEDGES AND AGREES THAT IF OPTIONEE ENGAGES IN ANY OF THE FORFEITURE ACTIVITIES, OPTIONEE SHALL FORFEIT RIGHTS AND BENEFITS AS SET FORTH ABOVE. FURTHER, OPTIONEE ACKNOWLEDGES AND AGREES THAT OPTIONEE’S PARTICIPATION IN THE PLAN AND THIS STOCK OPTION AGREEMENT ARE VOLUNTARY, AND THAT OPTIONEE KNOWINGLY AND VOLUNTARILY AGREES THAT OPTIONEE’S RIGHTS AND BENEFITS UNDER THIS STOCK OPTION AGREEMENT ARE EXPRESSLY SUBJECT TO FORFEITURE AS SET FORTH ABOVE.

4 Manner of Exercise.

(a) Exercise Agreement. This Option shall be exercisable by delivery to the Company of an executed exercise agreement (“Exercise Agreement”) in such form as may be approved or accepted by the Company, which shall set forth Optionee’s election to exercise this Option with respect to some or all of the Shares subject to this Option, the number of Shares subject to this Option being purchased, and any restrictions imposed on the Shares subject to this Option (including, without limitation, vesting or performance-based restrictions, rights of the Company to re-purchase Shares acquired pursuant to the exercise of an Option, voting restrictions, investment intent restrictions, restrictions on transfer, “first refusal” rights of the Company to purchase Shares acquired pursuant to the exercise of an Option prior to their sale to any other person, “drag along” rights requiring the sale of shares to a third party purchaser in certain circumstances, “lock up” type restrictions in the case of an initial public offering of the Company’s stock, restrictions or limitations that would be applied to shareholders under any applicable restriction agreement among the shareholders, and restrictions under applicable federal securities laws, under the requirements of any stock exchange or market upon which such Shares are then listed and/or traded, and/or under any blue sky or state securities laws applicable to such Shares). The Company may modify the required Exercise Agreement at any time for any reason consistent with the Plan. If the Optionee receives a hardship distribution from a Code §401(k) plan of the Company, or any Parent or Subsidiary, this Option may not be exercised during the six (6) month period following the hardship withdrawal (unless the Company determines that such exercise would not jeopardize the tax-qualification of such Code §401(k) plan).

(b) Exercise Price. The Exercise Agreement shall be accompanied by full payment of the Exercise Price for the Shares being purchased. Payment for the Shares being purchased may be made in U.S. dollars in cash (by check), or by delivery to the Company of a number of Shares having an aggregate fair market value equal to the amount to be tendered (including a “cashless” or “net share” exercise), or a combination thereof. In addition, this Option may be exercised through a brokerage transaction following registration of the Shares under Section 12 of the Securities Exchange Act of 1934, as amended, as permitted under the provisions of Regulation T promulgated by the Federal Reserve Board applicable to cashless exercises. Furthermore, if the Company so decides in its complete and absolute discretion, this Option may be exercised as to a portion or all (as determined by the Company) of the number of Shares specified by delivery to the Company of a promissory note, as further set forth in the Plan.

(c) Withholding Taxes. Prior to the issuance of Shares upon exercise of this Option, Optionee must pay, or make adequate provision for, any applicable federal or state withholding obligations of the Company. Optionee may, to the extent allowed by the Company, provide for payment of withholding taxes upon exercise of the Option by requesting that the Company retain Shares with a Fair Market Value equal to the minimum amount of taxes required to be withheld. In such case, the Company shall issue the net number of Shares to Optionee by deducting the Shares retained from the Shares exercised.

(d) Issuance of Shares. Provided that the Exercise Agreement and payment are in form and substance satisfactory to counsel for the Company, the Company shall cause the Shares purchased to be issued in the name of Optionee or Optionee’s legal representative. Optionee shall not be considered a Shareholder until such time as Shares have been issued as noted on the shareholder register of the Company.

2013 Stock Incentive Plan Stock Option Agreement

5 Nontransferability of Option. This Option may not be transferred in any manner, other than by will or by the laws of descent and distribution. In addition, except as expressly permitted under the Plan for NQSOs, during Optionee’s lifetime, this Option may be exercised only by Optionee. The terms of this Option shall be binding upon the executor, administrators, successors and assigns of Optionee. However, if this Option is a NQSO, it may be transferred to the extent allowed by the Plan.

6 Tax Consequences. OPTIONEE UNDERSTANDS THAT THE GRANT AND EXERCISE OF THIS OPTION, AND THE SALE OF SHARES OBTAINED THROUGH THE EXERCISE OF THIS OPTION, MAY HAVE TAX IMPLICATIONS THAT COULD RESULT IN ADVERSE TAX CONSEQUENCES TO OPTIONEE. OPTIONEE REPRESENTS THAT OPTIONEE HAS CONSULTED WITH, OR WILL CONSULT WITH, HIS OR HER TAX ADVISOR; OPTIONEE FURTHER ACKNOWLEDGES THAT OPTIONEE IS NOT RELYING ON THE COMPANY FOR ANY TAX, FINANCIAL OR LEGAL ADVICE; AND IT IS SPECIFICALLY UNDERSTOOD BY THE OPTIONEE THAT NO REPRESENTATIONS OR ASSURANCES ARE MADE AS TO THE QUALIFICATION OF THIS OPTION AS AN ISO OR AS TO ANY PARTICULAR TAX TREATMENT WITH RESPECT TO THE OPTION. OPTIONEE ALSO ACKNOWLEDGES THAT EXERCISE OF AN ISO OPTION MUST GENERALLY OCCUR WITHIN NINETY (90) DAYS OF TERMINATION OF EMPLOYMENT, REGARDLESS OF ANY LONGER PERIOD ALLOWED BY THIS STOCK OPTION AGREEMENT, AND THAT THE COMPANY CANNOT AND HAS NOT GUARANTEED THAT THE IRS WILL AGREE THAT THE PER SHARE EXERCISE PRICE OF THIS OPTION EQUALS OR EXCEEDS THE FAIR MARKET VALUE OF A SHARE ON THE GRANT DATE.

7 Interpretation & Governing Law. Any dispute regarding the interpretation of this Stock Option Agreement shall be submitted to the Board or the Committee, which shall review such dispute in accordance with the Plan. The resolution of such a dispute by the Board or the Committee shall be final and binding on the Company and Optionee. The laws of the State of Delaware shall govern this Stock Option Agreement. If Delaware’s conflict of law rules would apply another state’s laws, the parties agree that Delaware law shall still govern.

8 Entire Agreement and Other Matters. The Plan and the Exercise Agreement are incorporated herein by this reference. Optionee acknowledges and agrees that the granting of this Option constitutes a full accord, satisfaction and release of all obligations or commitments made to Optionee by the Company or any of its officers, directors, shareholders or affiliates as of the Grant Date with respect to the issuance of any securities, or rights to acquire securities, of the Company or any of its affiliates. This Stock Option Agreement, the Plan and the Exercise Agreement constitute the entire agreement of the parties hereto, and supersede all prior understandings and agreements with respect to the subject matter hereof. This Stock Option Agreement and the underlying Option are forfeited and become void ab initio unless this Agreement has been executed by the Optionee and the Optionee has agreed to all terms and provisions hereof within thirty (30) days of the Grant Date.

9 Notice of Disqualifying Disposition of ISO Shares. If this Option is an ISO, and if Optionee sells or otherwise disposes of any of the Shares acquired pursuant to this ISO on or before the later of (a) the date two (2) years after the Grant Date, or (b) the date one (1) year after exercise of the ISO, with respect to the Shares to be sold or disposed, Optionee shall and hereby agrees to immediately notify the Company in writing of such sale or disposition. Optionee acknowledges and agrees that Optionee may be subject to income tax withholding by the Company on the compensation income recognized by Optionee from any such early disposition by payment in cash or out of the current wages or earnings payable to Optionee, and Optionee agrees to remit same to Company upon request. Optionee also hereby agrees that Optionee shall include the compensation from such early disposition in the Optionee’s gross income for federal tax purposes.

10 Consent to Jurisdiction & Venue. Optionee agrees that any claim arising out of or relating to this Stock Option Agreement shall be brought in a state or federal court of competent jurisdiction in North Carolina. Optionee agrees to the personal jurisdiction of the state and/or federal courts located in North Carolina. Optionee waives (a) any objection to jurisdiction or venue, or (b) any defense claiming lack of jurisdiction or improper venue, in any action brought in such courts.

11 Severability & Independent Enforcement. The provisions of this Stock Option Agreement are severable. If any provision is determined to be invalid, illegal or unenforceable, in whole or in part, the remaining provisions and any partially enforceable provisions shall remain in full force and effect. Section (e) above shall be construed as an agreement independent of any other agreement or provisions of this Stock Option Agreement or the Plan, and the existence of any claim or cause of action by Optionee against the Company, whether predicated on the Plan, this Stock Option Agreement, or otherwise, regardless of who was at fault and regardless of any claims that either Optionee or the Company may have against the other, shall not constitute a defense to the enforcement by the Company of Section (e). The Company shall not be barred from enforcing Section (e) by reason of any breach of any other part of this Stock Option Agreement or any other agreement with Optionee.

2013 Stock Incentive Plan Stock Option Agreement